JOINT FILING UNDERTAKING

        The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: February 14, 2005

WALNUT CAPITAL MANAGEMENT GROUP, LLC

By:
James M. Gould		James M. Gould Manager

WALNUT INVESTMENTS HOLDING COMPANY, LLC

By:
James M. Gould Manager